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                                                                  Exhibit (4)(c)

      Any non-management director who retires from the registrant's Board of Directors with at least five years of service as a director of the registrant is entitled to an annual retirement benefit equal to 50% of the amount of the annual retainer for the year in which the retirement occurs. Eligible directors are entitled to receive the annual benefit for a period of years equal to the number of years of service or, if sooner, until death.